As filed with the Securities and Exchange Commission on April 12, 2006
Registration No. _______

SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549

FORM S-8

REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

RC2 CORPORATION
(Exact name of registrant as specified in its charter)

Delaware	36-4088307
(State or Other Jurisdiction of	(I.R.S. Employer
Incorporation or Organization)	Identification No.)

1111 West 22nd Street
Oak Brook, Illinois	60523
(Address of principal executive offices)	(ZIP Code)

RC2 CORPORATION
2005 STOCK INCENTIVE PLAN
(Full title of the plan)

Curtis W. Stoelting
Chief Executive Officer
RC2 Corporation
1111 West 22nd Street
            Oak Brook, Illinois 60523
(Name and address of agent for service)

   630-573-7200
(Telephone number, including area code of agent for service)
Copy to: Benjamin G. Lombard, Esq. Reinhart Boerner Van Deuren s.c. 1000 North Water Street Suite 2100 Milwaukee, Wisconsin 53202 414-298-1000

CALCULATION OF REGISTRATION FEE

Title of Securities to be Registered	Amount to be Registered	Proposed Maximum Offering Price Per Share	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee
Common Stock, $.01 par value per share	1,200,000 (1)	$37.27 (2)	$44,724,000 (2)	$4,785.47 (2)

(1)
This Registration Statement also covers any additional shares of Common Stock which become issuable under the RC2 Corporation 2005 Stock Incentive Plan (the "Plan") by reason of any stock dividend, stock split, recapitalization or other similar transaction effected without the receipt of consideration by RC Corporation (the "Registrant") which results in an increase in the number of the outstanding shares of the Registrant's Common Stock.

(2)
For the purpose of computing the registration fee, the Registrant has used $37.27 as the average of the high and low prices of the Common Stock as reported on April 10, 2006 on the Nasdaq National Market for the offering price per share, in accordance with Rule 457(c) and (h). The actual offering price will be determined in accordance with the terms of the Plan.

PART II - INFORMATION REQUIRED IN THE
REGISTRATION STATEMENT

Item 3.    Incorporation of Documents by Reference.

The following documents filed by the Registrant with the Securities and Exchange Commission (the "Commission") pursuant to section 13(a) or 15(d) of the Securities Exchange Act of 1934 (the "Exchange Act") are incorporated herein by reference:

(a)    The Registrant's Annual Report on Form 10-K for the year ended December 31, 2005.

(b)    All other reports filed by the Registrant pursuant to section 13(a) or 15(d) of the Exchange Act since the end of the fiscal year covered by the Annual Report on Form 10-K referred to in paragraph (a) above.

(c)    The description of the Registrant's Common Stock contained in the registration statement filed pursuant to section 12 of the Exchange Act and all amendments thereto or reports filed for the purpose of updating such description.

All reports and other documents subsequently filed by the Registrant pursuant to sections 13(a), 13(c), 14 and 15(d) of the Exchange Act, prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference herein and to be a part hereof from the date of filing of such documents.

Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes hereof to the extent that a statement contained in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part hereof.

Item 4.    Description of Securities.

Not applicable.

Item 5.    Interests of Named Experts and Counsel.

Not applicable.

Item 6.    Indemnification of Directors and Officers.

Set forth below is a description of certain provisions of the Amended and Restated Certificate of Incorporation (the "Certificate of Incorporation") of the Registrant, the Amended and Restated By-Laws of the Registrant (the "By-Laws") and the Delaware General Corporation Law ("DGCL"). This description is qualified in its entirety by reference to the Certificate of Incorporation, the By-Laws and the DGCL.

The Certificate of Incorporation provides that, to the full extent provided by law, a director will not be personally liable to the Registrant or its stockholders for or with respect to any acts or omissions in the performance of his or her duties as a director. The DGCL provides that a corporation may limit or eliminate a director's personal liability for monetary damages to the corporation or its stockholders, except for liability (i) for any breach of the director's duty of loyalty to such corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) for paying a dividend or approving a stock repurchase in violation of section 174 of the DGCL or (iv) with respect to any transaction from which the director derived an improper personal benefit.

Under section 145 of the DGCL, directors and officers as well as other employees and individuals may be indemnified against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement in connection with specified actions, suits or proceedings, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation as a derivative action) if they acted in good faith and in a manner they reasonably believed to be in or not opposed to the best interest of the corporation and, with respect to any criminal action or proceeding, had no reasonable cause to believe their conduct was unlawful. With respect to actions by or in the right of the corporation as a derivative action, section 145 of the DGCL provides that a corporation may indemnify directors, officers and other persons as described above, except if such person has been adjudged to be liable to the corporation, unless the court in which such action or suit was brought determines in view of all of the circumstances of the case that such person is fairly and reasonably entitled to indemnity for such expenses as the court deems proper.

Article V of the By-Laws provides for the mandatory indemnification of directors, officers, employees or agents of the Registrant to the full extent by the DGCL. The By-Laws also contain a nonexclusivity clause which provides in substance that the indemnification rights under the By-Laws shall not be deemed exclusive of any other rights to which those seeking indemnification may be entitled under any agreement with the Registrant, any By-Law or otherwise.

Section 145 of the DGCL permits and Article V of the By-Laws authorizes the Registrant to purchase and maintain insurance on behalf of any director, officer, employee or agent of the Registrant against any liability asserted against or incurred by them in such capacity or arising out of their status as such whether or not the Registrant would have the power to indemnify such director, officer, employee or agent against such liability under the applicable provisions of the DGCL, the Certificate of Incorporation or the By-Laws.

The general effect of the foregoing provisions is to reduce the circumstances in which an officer or director may be required to bear the economic burdens of the foregoing liabilities and expenses.

Item 7.   Exemption from Registration Claimed.

Not applicable.

Item 8.    Exhibits.

4.1   Amended and Restated Certificate of Incorporation of the Registrant.

4.2   First Amendment to Amended and Restated Certificate of Incorporation of the Registrant.

4.3	Certificate of Ownership and Merger changing the Registrant's name to Racing Champions Ertl Corporation.

4.4   Certificate of Ownership and Merger changing the Registrant's name to RC2 Corporation.

4.5   Amended and Restated By-Laws of the Registrant.

5	Opinion of Reinhart Boerner Van Deuren s.c. as to the legality of the stock being registered.

23.1         Consent of Independent Registered Public Accounting Firm.

23.2	Consent of Reinhart Boerner Van Deuren s.c. (included in its opinion filed as Exhibit 5 hereto).

24            Power of Attorney (included on the signature page hereto).

Item 9.    Undertakings.

1.    The undersigned Registrant hereby undertakes as follows:

(a)    To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i)    To include any prospectus required by section 10(a)(3) of the Securities Act of 1933.

(ii)    To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement.

(iii)    To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement.

Provided, however, that paragraphs (1)(a)(i) and (1)(a)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the Registrant pursuant to section 13 or section 15(d) of the Exchange Act that are incorporated by reference in the Registration Statement.

(b)    That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)    To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

2.    The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant's annual report pursuant to section 13(a) or section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan's annual report pursuant to section 15(d) of the Exchange Act) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

3.    Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Oak Brook, State of Illinois, on April 12, 2006.

RC2 CORPORATION

BY    /s/ Curtis W. Stoelting

Curtis W. Stoelting, Chief Executive Officer

POWER OF ATTORNEY

Each person whose signature appears below hereby constitutes and appoints Curtis W. Stoelting and Jody L. Taylor, and each of them individually, his or her true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution for him or her and in his or her name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto each said attorney-in-fact and agent full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent or his substitute may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date
/s/ Robert E. Dods	Chairman of the Board and Director	April 12, 2006
Robert E. Dods

/s/ Boyd L. Meyer	Vice Chairman and Director	April 12, 2006
Boyd L. Meyer

/s/ Curtis W. Stoelting	Chief Executive Officer and Director	April 12, 2006
Curtis W. Stoelting	(Principal Executive Officer)

/s/ Jody L. Taylor	Chief Financial Officer and Secretary	April 12, 2006
Jody L. Taylor	(Principal Financial and Accounting Officer)

/s/ Peter K.K. Chung	Director	April 12, 2006
Peter K.K. Chung

/s/ Paul E. Purcell	Director	April 12, 2006
Paul E. Purcell

/s/ John S. Bakalar	Director	April 12, 2006
John S. Bakalar

/s/ John J. Vosicky	Director	April 12, 2006
John J. Vosicky

/s/ Daniel M. Wright	Director	April 12, 2006
Daniel M. Wright

/s/ Richard E. Rothkopf	Director	April 10, 2006
Richard E. Rothkopf

/s/ Thomas M. Collinger	Director	April 12, 2006
Thomas M. Collinger

/s/ Michael J. Merriman, Jr.	Director	April 11, 2006
Michael J. Merriman, Jr.

RC2 CORPORATION
(Commission File No. 0-22635)

EXHIBIT INDEX
TO
FORM S-8 REGISTRATION STATEMENT

Exhibit Number	Description	Incorporated Herein by Reference to	Filed Herewith

4.1	Amended and Restated Certificate of Incorporation of the Registrant	The Registrant's Quarterly Report on Form 10-Q for the quarter ended March 31, 2002

4.2	First Amendment to Amended and Restated Certificate of Incorporation.	The Registrant's Quarterly Report on Form 10-Q for the quarter ended March 31, 2002.

4.3	Certificate of Ownership and Merger changing the Registrant's name to Racing Champions Ertl Corporation.	The Registrant's Quarterly Report on Form 10-Q for the quarter ended March 31, 2002.

4.4	Certificate of Ownership and Merger changing the Registrant's name to RC2 Corporation.	The Registrant's Quarterly Report on Form 10-Q for the quarter ended March 31, 2003.

4.5	Amended and Restated By-Laws of the Registrant	The Registrant's Quarterly Report on Form 10-Q for the quarter ended March 31, 2004

5	Opinion of Counsel		X

23.1	Consent of Independent Registered Public Accounting Firm		X

23.2	Consent of Counsel		Contained in Opinion filed as Exhibit 5
24	Power of Attorney	Signature Page to Registration Statement